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                   THIRD AMENDMENT TO AMENDED AND RESTATED
                   SECURED ADVANCE FACILITY LOAN AGREEMENT

   This THIRD AMENDMENT TO THE AMENDED AND RESTATED SECURED ADVANCE FACILITY LOAN AGREEMENT (the "Third Amendment") is entered into as of this 31st day of May, 1996 (the "Third Amendment Date") by and between XYVISION, INC., a Delaware corporation with its principal office at 101 Edgewater Drive, Wakefield, Massachusetts (the "Borrower"), and Jeffrey L. Neuman as trustee of the Tudor Trust u/d/t August 11, 1986, with an address of 450 North Roxbury Drive, 4th Floor, Beverly Hills, California 90210 (the "Lender").

   WHEREAS, the Borrower and the Lender are parties to an Amended and Restated Secured Advance Facility Loan Agreement dated September 28, 1993, as amended by the First Amendment thereto dated December 3, 1993 and the Second Amendment thereto dated February 29, 1996 (the "Agreement");

   WHEREAS, the Borrower and the Lender desire to amend the Agreement to provide for, among other things, (i) an increase in the loan amount to $5,000,000, (ii) a reduction in the interest rate from 10%to 8%, (iii) the issuance of additional warrants for Common Stock to the Lender by June 13, 1996 in lieu of the additional warrants provided in the Agreement prior to this Amendment, and (iv) the elimination of certain borrowing covenants; and

   WHEREAS, the parties hereto wish to amend the Agreement as hereinafter set forth:

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the specific intent to be bound hereby, the Borrower and the Lender hereby agree, and hereby agree to amend the Agreement, as follows:
1. Definitions. Each term in this Third Amendment not otherwise defined herein shall be deemed to have the same meaning ascribed to that term in the Agreement.
2. Borrowing Limit. Section 1.7 is hereby deleted in its entirety and the following is inserted in its place:
"Exhibit 2.5 to the Agreement be and is hereby amended to delete Section C thereof."
3. Default. Section 1.8 of the Agreement is hereby amended by the addition of the following new paragraph (e):
"(e) The failure of the Borrower to obtain stockholder approval of the Certificate of Amendment (as defined in Section 12 below), and to file such Certificate of Amendment with the Delaware Secretary of State, by October 15, 1996 (unless such failure results from the failure of the Lender to vote in favor of such Certificate of Amendment)."
4. Loan Account. Section 1.18 of the Agreement is hereby deleted in its entirety and the following sentence is inserted in its place:
"The account with Bear, Stearns & Co. at One Sansone Street, Suite 3900, San Francisco, California 94104 established by the Lender into which the Lender shall deposit a total of $5,000,000.00 in cash, to be held until advanced to the Borrower under this Agreement or - 2 - until the Lender is no longer obligated to make loans under this Agreement."
5. Maximum Loan Amount. Section 1.19 of the Agreement is hereby deleted in its entirety and the following is inserted in its place:
"Five Million Dollars ($5,000,000)."
6. Permitted Indebtedness. Section 1.23 is hereby amended to delete the reference to Schedule 1.23 and insert in its place Second Amended Schedule 1.23, a copy of which is attached hereto.
7. Secured Promissory Note. Section 1.25 of the Agreement is hereby deleted in its entirety and the

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following sentence is inserted in its place:
"The amended and restated secured promissory note in the amount of Five Million Dollars ($5,000,000) executed by the Borrower and delivered to the Lender on the Third Amendment Date."
 8. Security Agreement. Section 1.26 of the Agreement is hereby amended to delete the reference to Exhibit 4.1 and insert in its place Third Amended
Exhibit 4.1, a copy of which is attached hereto.
 9. Interest. Section 2.2 of the Agreement is hereby deleted in its entirety and the following sentence is inserted in its place:
"Amounts advanced to the Borrower by the Lender under this Agreement shall bear interest, payable as set forth in Section 3.2 of this Agreement, from the date of each such Advance on the unpaid principal balance thereof - 3 - until paid in full at a rate of thirteen percent (13%) per annum; provided, however, that from and after the Amendment Date, all of the unpaid principal balance outstanding from time to time shall bear interest at the rate of ten percent (10%) per annum provided, further, that from and after the Third Amendment Date, all of the unpaid principal balance outstanding from time to time shall bear interest at the rate of eight percent (8%) per annum."
10. Loan Account. The first sentence of Section 2.3 of the Agreement is hereby deleted in its entirety and the following sentence is inserted in its place:
"The Lender shall deposit an additional $1,000,000 in the Loan Account (to the extent not already advanced to the Borrower) on the Third Amendment Date (for a total of $5,000,000), and shall make all Advances under the Agreement from such Loan Account as set forth herein."
11. Warrants. Section 3.5 of the Agreement is hereby deleted in its entirety and the following is inserted in its place:
"As further consideration for the Loan, the Borrower has issued to the Lender the following Warrants, each for the purchase of the following number of shares of Common Stock of the Borrower, upon the following dates and at the following purchase prices:

                    ISSUE DATE     NUMBER OF SHARES PRICE PER SHARE
Warrant #1     September 28, 1993 100,000          $.09 per share
Warrant #2     September 28, 1993 100,000          $.09 per share
Warrant #3     September 28, 1993 100,000          $.09 per share
Warrant #4     March 31, 1993     100,000          $.09 per share
Warrant #5     June 30, 1993      100,000          $.09 per share
Warrant #6     September 28, 1993 300,000          $.09 per share
Warrant #7     September 30, 1993 125,000          $.09 per share
Warrant
 (unnumbered)  December 3, 1993   500,000          $.19 per share
Warrant #8     December 31, 1993  200,000          $.22 per share
Warrant #9     March 31, 1994     200,000          $.19 per share
Warrant #10    June 30, 1994      200,000          $.20 per share
Warrant #11    September 30, 1994 200,000          $.20 per share
Warrant #12    December 31, 1994  200,000          $.50 per share
Warrant #13    March 31, 1995     200,000          $.50 per share
Warrant #14    June 30, 1995      200,000          $.53 per share
Warrant #15    September 30, 1995 200,000          $.47 per share
Warrant #16    December 31, 1995  325,000          $.41 per share
Warrant #20    March 31, 1996     325,000          $.10 per share

   12. Additional Facility Fee. As inducement for the Lender to enter into this Amendment, except as provided below, the Borrower shall issue to the Lender, upon execution of this Amendment, two Warrants for the purchase of 6,725,000 shares and 3,275,000 shares, respectively, of Common Stock of the Borrower, at a purchase price equal to $.10 per share, substantially in the form

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attached to this Amendment as Exhibit 3.5(D-1) and Exhibit 3.5(D-2), respectively. The Lender agrees that it shall not exercise, in whole or in part, any Warrants issued to it pursuant to the Agreement (excluding the Warrant attached hereto - 5 - as Exhibit 3.5(D-2) and the exercise provided for in Section 17 below) until after the date on which the Borrower files a Certificate of Amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least 30,000,000 (the "Certificate of Amendment"). The Borrower shall submit the Certificate of Amendment to its stockholders at its next Annual Meeting of Stockholders, shall recommend approval of such amendment to its stockholders, and shall file the Certificate of Amendment promptly upon receipt of the requisite stockholder approval. The Lender hereby agrees that if it elects to provide future credit to the Borrower beyond the $5,000,000 provided for herein (which it shall be under no obligation to do), it will not seek any further equity in the Borrower.
13. Secured Promissory Note. Section 7.1 is hereby amended to delete the reference to Amended Exhibit 7.1(A) and insert in its place Third Amended
Exhibit 7.1(A), a copy of which is attached hereto.
14. Patents, Copyrights, etc. The first sentence of Section 9.11 is hereby amended to delete the reference to Amended Schedule 9.12 and insert in its place Third Amended Schedule 9.12, a copy of which is attached hereto.
15. Financial Covenant. Section 11.10 is hereby deleted in its entirety and the following is substituted in its place:
"(Intentionally deleted)"
16. Notices. Section 14.1 is hereby deleted in its entirety and the following is inserted in its place: Except as expressly provided herein, all notices required or permitted to be given hereunder shall be in writing and sent certified mail as follows:
(a) To the Lender:
Tudor Trust
450 North Roxbury Drive, 4th Floor
Beverly Hills, California 90210
with a copy to:
Robert L. Birnbaum, Esq.
Foley, Hoag & Eliot
One Post Office Square
Boston, Massachusetts 02110
and
William D. Simon, Esq.
Simon, Turnbull & Martin
1299 Pennsylvania Avenue
Washington, D.C. 20004-2400
(b) To the Borrower:
Xyvision, Inc.
101 Edgewater Drive
Wakefield, Massachusetts 01880
with a copy to:
Patrick J. Rondeau, Esq.
Hale and Dorr

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60 State Street
Boston, Massachusetts 02109
17. Exercise of Warrants. The Lender hereby irrevocably agrees to exercise a portion of its current Warrants or one of the Warrants issued pursuant to
Section 11 having an aggregate exercise price of $200,000 on the date hereof (it being understood - 7 - that the Lender will exercise those Warrants with the lowest exercise price first).
18. The changes effected by this Amendment shall be deemed to take effect as of the close of business on May 31, 1996.
19. Except as amended hereby, the Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed.
Witnessed: XYVISION, INC.
/s/ Nancy Moore
By: /s/ Eugene P. Seneta
Title: Vice President, Chief Financial Officer,
Treasurer and Secretary
/s/ Jeffrey Neuman
Jeffrey Neuman as trustee of
the Tudor Trust u/d/t
August 11, 1986 and not
individually

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